Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

May 8, 2015

Pinnacle Foods Inc.

399 Jefferson Road

Parsippany, New Jersey 07054

Ladies and Gentlemen:

We have acted as counsel to Pinnacle Foods Inc., a Delaware corporation (the “Company”), and to the Selling Stockholders (as defined below) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale of Common Stock, par value $0.01 per share (“Common Stock”) of the Company. This opinion relates to the sale by BCPV Pinnacle Holdings LLC, a Delaware limited liability company, Blackstone Capital Partners V L.P., Blackstone Capital Partners V-AC L.P., Blackstone Family Investment Partnership V L.P., Blackstone Family Investment Partnership V-SMD L.P. and Blackstone Participation Partnership V L.P., each a Delaware limited partnership (collectively, the “Selling Stockholders”), of an aggregate of up to 5,000,000 shares of Common Stock, par value $0.01 per share (the “Shares”) pursuant to an Underwriting Agreement, dated May 4, 2015 (the “Underwriting Agreement”), among the Company, the Selling Stockholders and the Underwriter named therein.

Pinnacle Foods Inc.	-2-	May 8, 2015

We have examined the Registration Statement as it became effective under the Act; the prospectus dated September 8, 2014, as supplemented by the prospectus supplement dated May 4, 2015, filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act; the form of share certificate representing Common Stock of the Company, which has been filed with the Commission as an exhibit to the Registration Statement; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

Pinnacle Foods Inc.	-3-	May 8, 2015

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company with the Commission on May 8, 2015 and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP